UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2006

ZIM CORPORATION
(Exact name of Registrant as specified in its charter)
Canada
(State or other jurisdiction of incorporation)

0-30432	Not Applicable
(Commission File Number)	(IRS Employer Identification No.)

150-150 Isabella Street Ottawa, Ontario, Canada K1S 1V7
(Address of principal executive offices, including zip code)

(613) 727-1397
(Registrant's telephone number)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 28, 2006, ZIM Corporation (the “Company”) entered into a Stock Purchase Agreement to acquire all of the outstanding capital stock of Advanced Internet, Inc., from Advanced Telecom Services, Inc. (“ATS”), in exchange for 10,000,000 common shares of the Company (the “Consideration Shares”), a non-interest bearing note repayable over 12 months to April 1, 2007 with a principal amount of US$250,000, to be secured by a charge over all of the Company’s current and after-acquired assets, and an option to purchase an additional 500,000 common shares of the Company with an exercise price equal to the average daily closing price of the Company’s common shares on the Nasdaq Over the Counter Bulletin Board for a period of twenty (20) trading days prior to the closing date.

The Stock Purchase Agreement provides for the Company and ATS to indemnify each other for breaches of the other’s representations, warranties and covenants, and also for certain tax liabilities. A total of 1,000,000 of the Consideration Shares will be placed in escrow for one year after the closing to secure ATS’s indemnification obligations to the Company. Completion of the transaction is subject to customary closing conditions. The parties expect to complete the transaction by April 1, 2006.

In addition, the Company has agreed to us its best efforts both to file a registration statement within six months of the closing date to register resales of the Consideration Shares by ATS and also to cause that registration statement to be declared effective as soon after filing as reasonably practicable.

The foregoing description of the Stock Purchase Agreement is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto.

Item 7.01	Regulation FD Disclosure

On March 28, 2006 the Company issued a press release announcing its entering into the Stock Purchase Agreement, a copy of which is furnished as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibit No. Description

----------- -----------

99-1	Press Release, dated March 28, 2006.
10.1	Stock Purchase Agreement dated March 28, 2006 by and among ZIM Corporation, Advanced Telecom Services, Inc. and Advanced Internet, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIM CORPORATION (Registrant)

March 28, 2006	By: /s/ Michael Cowpland
Michael Cowpland,
President and Chief Executive Officer